UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

TEJON RANCH CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

TEJON RANCH CO.

Post Office Box 1000

Lebec, California 93243

April 8, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tejon Ranch Co. on Tuesday, May 13, 2003, at 9:30 A.M., at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California. Your Board of Directors and management look forward to greeting those stockholders who are able to attend.

The Notice of Annual Meeting and Proxy Statement containing information concerning the business to be transacted at the meeting appear in the following pages.

It is important that your shares be represented and voted at the meeting, whether or not you plan to attend. Please sign, date, and mail the enclosed proxy at your earliest convenience.

Your interest and participation in the affairs of the Company are greatly appreciated.

Sincerely,

Robert A. Stine,

President and Chief Executive Officer

TEJON RANCH CO.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

on

May 13, 2003

The Annual Meeting of Stockholders of Tejon Ranch Co. (the “Company”) will be held at the Hyatt Regency Irvine, 17900 Jamboree Boulevard, Irvine, California on Tuesday, May 13, 2003, at 9:30 A.M., California time, for the following purposes:

1.	To elect three directors.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The names of the nominees of the Board of Directors of the Company for election at the meeting are: Dan T. Daniels, Robert C. Ruocco and Geoffrey L. Stack.

The Board of Directors has fixed the close of business on March 19, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Your attention is invited to the accompanying Proxy Statement. To ensure that your shares are represented at the meeting, please date, sign, and mail the enclosed proxy, for which a return envelope is provided.

For the Board of Directors,

DAN T. DANIELS, Chairman of the Board

DENNIS MULLINS, Secretary

Lebec, California

April 8, 2003

PLEASE MARK YOUR INSTRUCTIONS ON THE ENCLOSED PROXY, SIGN AND DATE THE PROXY, AND RETURN IT IN THE ENCLOSED POSTAGE PAID ENVELOPE EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY.

TEJON RANCH CO.

Post Office Box 1000

Lebec, California 93243

PROXY STATEMENT

Annual Meeting of Stockholders

May 13, 2003

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Stockholders to be held on May 13, 2003.

It is anticipated that the mailing of this Proxy Statement and accompanying form of Proxy to stockholders will begin on or about April 8, 2003.

SOLICITATION OF PROXIES

At the meeting, the stockholders of the Company will be asked (1) to elect three directors, and (2) to transact such other business as may properly come before the meeting. Your Board of Directors is asking for your proxy for use at the meeting. Although management does not know of any other matter to be acted upon at the meeting, shares represented by valid proxies will be voted by the persons named on the proxy in accordance with their best judgment with respect to any other matters which may properly come before the meeting.

The cost of preparing, assembling, and mailing the Notice of Meeting, this Proxy Statement and the enclosed proxy ballot will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers, and regular employees of the Company may solicit proxies by mail, telephone, other electronic means, or in person; such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of record will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at the rates approved by the New York Stock Exchange.

RECORD DATE AND VOTING

Holders of shares of Common Stock of record at the close of business on March 19, 2003, are entitled to notice of, and to vote at, the meeting. There were 14,438,797 shares of Common Stock outstanding at the record date. A stockholder giving a proxy may revoke it at any time before it is voted by filing with the Company’s Secretary a written notice of revocation or a duly executed proxy bearing a later date. Unless a proxy is revoked and except as indicated below under “Election of Directors,” shares represented by a proxy will be voted in accordance with the voting instructions on the proxy and, on matters for which no voting instructions are given, shares will be voted for the nominees of the Board of Directors as shown on the proxy. Stockholders cannot abstain in the election of directors, but they can withhold authority. Stockholders who withhold authority will be considered present for purposes of determining a quorum. The rules of the New York Stock Exchange permit member organizations (“brokers”) to vote shares on behalf of beneficial owners, in the absence of instructions from beneficial owners, on certain “routine” matters, including the election of directors, but do not permit such votes on “non-routine” matters. Situations where brokers do not vote on non-routine proposals are referred to as “broker non-votes.” Broker non-votes will not be counted as present for purposes of determining a quorum and will have no effect on the outcome of the voting for any “non-routine” matters that may arise at the meeting.

Stockholders vote cumulatively in the election of directors. Cumulative voting means that each stockholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares he or she holds. These votes may be cast for one nominee or distributed among two or more nominees. The three (3) candidates receiving the highest number of affirmative votes will be elected as directors. On all other matters, stockholders are entitled to one vote per share held. The proxies being solicited include authority of the proxy holders to cumulate votes.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table lists the stockholders known to the Company to be the beneficial owners of more than 5% of the shares of Company Common Stock outstanding as of March 19, 2003. The table also provides the stock ownership as of the same date of all directors, the most highly compensated executive officers during 2002, and all directors and officers as a group.

Name and Address of Stockholder	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Ardell Investment Company P.O. Box 1715 Newport Beach, CA 92659	1,028,528	(2)	7.12%

M.H. Sherman Company P.O. Box 1715 Newport Beach, CA 92659	1,140,630	(2)	7.90%

Third Avenue Management LLC 767 Third Avenue New York, NY 10017	4,235,372	(3)	29.33%

FMR Corp. 82 Devonshire Street Boston, MA 02109	1,007,613	(4)	6.98%

Directors
Otis Booth, Jr.	14,119	(5)	below 1%

Craig Cadwalader	2,241,830	(6)	15.53%

Dan T. Daniels	2,248,294	(7)	15.57%

John L. Goolsby	10,478	(8)	below 1%

Norman Metcalfe	8,296	(5)	below 1%

George G.C. Parker	4,439	(8)	below 1%

Robert C. Ruocco	590,326	(9)	4.09%

Kent G. Snyder	10,116	(5)	below 1%

Geoffrey L. Stack	7,032	(10)	below 1%

Robert A. Stine	262,968	(11)	1.82%

Michael H. Winer	4,235,372	(12)	29.33%

Executive Officers

Joseph E. Drew	6,000	(10)	below 1%

Allen E. Lyda	54,275	(10)	below 1%

Dennis Mullins	49,523	(10)	below 1%

Dana C. Severy	5,000	(10)	below 1%

All officers and directors as a group (17 persons)	7,535,820		52.19%

(1)	In each case, the named stockholder has the sole voting and investment power as to the indicated shares, except as set forth in the footnotes below, and except that all options are held by directors and officers individually.

(2)	Does not include 21,572 shares (0.15%of the number of shares outstanding) owned of record and beneficially by the Sherman Foundation, a non-profit public charity, three of the trustees of which are directors of Ardell Investment Company and M.H. Sherman Company, those being Messrs. Donald Haskell, Craig Cadwalader and Dan T. Daniels, the latter two of whom are directors of the Company. Mr. Haskell is President of the Sherman Foundation, is Chairman and a director of Ardell Investment Company, is Chairman of the Board and a director of M.H. Sherman Company, and has the power to vote a majority of the shares of Ardell Investment Company and M.H. Sherman Company. Mr. Haskell also owns personally 51,100 shares of the Company. Mr. Haskell disclaims beneficial ownership of the shares owned by the Sherman Foundation for all other purposes.

(3)	Includes 3,420,106 shares owned beneficially and of record by Third Avenue Value Fund, 274,600 shares owned beneficially and of record by Third Avenue Small-Cap Value Fund, 304,980 shares owned beneficially and of record by Third Avenue Real Estate Value Fund, 18,000 shares owned beneficially and of record by the Third Avenue Variable Portfolio of the Third Avenue Variable Series Trust, and 137,305 shares owned beneficially and of record by the Third Avenue Variable Portfolio of the AEGON/Transamerica Series. Third Avenue Management LLC has sole voting and investment power with respect to these shares. Also includes 80,381 shares owned of record by various individual investment accounts managed by Third Avenue Management LLC, which has sole investment power with respect to those shares and sole voting power with respect to 76,803 of those shares.

(4)	Based on information certified as accurate as of December 31, 2002 in a Schedule 13G dated February 14, 2003 filed by the parent holding company of the stockholders with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. Includes 1,000,000 shares owned beneficially by Fidelity Low Priced Stock Fund.

(5)	Includes shares underlying options that are currently exercisable as follows: Mr. Booth 12,996 shares, Mr. Metcalfe 6,499 shares, and Mr. Snyder 10,116 shares.

(6)	Includes 1,028,528 shares owned by Ardell Investment Company, 1,140,630 shares owned by M.H. Sherman Company, and 21,572 shares owned by the Sherman Foundation. Mr. Cadwalader is President and a director of Ardell Investment Company, Vice President and a director of M.H. Sherman Company and Vice President and a trustee of the Sherman Foundation. Mr. Cadwalader disclaims beneficial ownership as to all of the shares owned by said entities for all other purposes.

(7)	Includes 1,028,528 shares owned by Ardell Investment Company, 1,140,630 shares owned by M.H. Sherman Company, and 21,572 shares owned by the Sherman Foundation. Mr. Daniels is Executive Vice President, Treasurer and a director of Ardell Investment Company, President and a director of M.H. Sherman Company, and Executive Vice President, Secretary and a trustee of the Sherman Foundation. Mr. Daniels disclaims beneficial ownership as to all of the shares owned by said entities for all other purposes. Also includes 6,464 shares underlying options held by Mr. Daniels that are currently exercisable.

(8)	The shares owned by each of Messrs. Goolsby and Parker are held by a family trust concerning which the director and his spouse share voting and investment power. Includes shares underlying options that are currently exercisable as follows: Mr. Goolsby 9,130 shares and Mr. Parker 3,877 shares.

(9)	Includes 585,083 shares owned beneficially and of record by Carl Marks Strategic Investments, L.P. Mr. Ruocco is a General Partner of Carl Marks Management Company, L.P. and shares voting and investment power. Includes 5,243 shares underlying options held by Mr. Ruocco that are currently exercisable.

(10)	The shares owned by Messrs. Stack, Lyda and Mullins are held as community property concerning which the named person and his spouse share voting and investment power. The totals for Messrs. Stack, Drew, Lyda, Mullins and Severy include shares underlying options that are currently exercisable as follows: Mr. Stack 6,988 shares, Mr. Drew 6,000 shares, Mr. Lyda 49,368 shares, Mr. Mullins 46,768 shares, and Mr. Severy 5,000 shares.

(11)	Some of the shares owned by Mr. Stine are held by a family trust and some are held as community property. In each case he and his spouse share voting and investment power. Includes 250,210 shares underlying options that are currently exercisable.

(12)	Includes 3,420,106 shares owned beneficially and of record by Third Avenue Value Fund, 274,600 shares owned beneficially and of record by Third Avenue Small-Cap Value Fund, 304,980 shares owned beneficially and of record by Third Avenue Real Estate Value Fund, 18,000 shares owned beneficially and of record by the Third Avenue Value Portfolio of the Third Avenue Variable Series Trust, and 137,305 shares owned beneficially and of record by the Third Avenue Value Portfolio of the AEGON/Transamerica Series. Also includes 80,381 shares owned of record by various individual investment accounts managed by Third Avenue Management LLC, which has sole investment power with respect to those shares and sole voting power with respect to 76,803 of those shares. Mr. Winer is a Portfolio Manager of Third Avenue Management LLC and shares voting and investment power. Mr. Winer disclaims beneficial ownership of the shares owned by said entities for all other purposes.

ELECTION OF DIRECTORS

The Board of Directors now consists of eleven directors divided into three classes based upon when their terms expire. The terms of four directors (Class I) expire at the 2003 Annual Meeting, the terms of three directors (Class II) expire at the 2004 Annual Meeting, and the terms of four directors (Class III) expire at the 2005 Annual Meeting. The regular terms of directors expire at the third Annual Meeting following the Annual Meeting at which the directors were elected, although directors continue to serve until their successors are elected and qualified, unless the authorized number of directors has been decreased. The Board of Directors has voted to reduce its size to ten directors and to reduce the number of Class I directors and Class II directors from four to three effective as of the 2003 Annual Meeting. Mr. Booth is retiring from the Board at that time and he will not be replaced.

The names of the nominees of the Board of Directors for election as directors at the 2003 Annual Meeting (all of whom are presently directors) are set forth in the table below, along with certain other information. The table also includes information as to other directors of the Company.

Other than nominations made at the direction of the Board of Directors, nominations of persons for election to the Board of Directors by stockholders must be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which the Notice of Annual Meeting of Stockholders was mailed. Such stockholder’s notice must set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required, in each case pursuant to the Securities Exchange Act of 1934, as amended; and (ii) as to the stockholder giving the notice, the name and address, as they appear on the Company’s books, of such stockholder, and the class and number of shares of the Company which are beneficially owned by such stockholder.

Except as noted below, each proxy solicited by and on behalf of the Board of Directors will be voted “FOR” the election of the nominees named below (unless such authority is withheld as provided in the proxy) and one-third of the votes to which the stockholder is entitled will be cast for each of the three nominees. In the event any one or more of the nominees shall become unable to serve or refuse to serve as director (an event which is not anticipated), the proxy holders will vote for substitute nominees in their discretion. If one or more persons other than those named below as nominees for the 2003 Annual Meeting are nominated as candidates for director by persons other than the Board of Directors, the enclosed proxy may be voted in favor of any one or more of said nominees of the Board of Directors or substitute nominees and in such order of preference as the proxy holders may determine in their discretion.

All references to the Company in the table below and the remainder of this Proxy Statement relating to periods prior to June 1987 include references to Tejon Ranch Co., a California corporation and the Company’s predecessor, which became a wholly owned subsidiary of the Company as a result of a reincorporation transaction consummated in June 1987.

Nominees for Class I Directors Whose Terms Expire in 2006 and Principal Occupation or Employment(1)	First Became Director	Age
Dan T. Daniels(2)(4)(5) President and Director, M.H. Sherman Company, investments	1982	61

Robert C. Ruocco(3)(4) General Partner, Carl Marks Management Company, L.P., investment management; Director of Sport & Health Company, L.C.	1997	44

Geoffrey L. Stack(3)(4)(5) Managing Director, SARES•REGIS Group, real estate development and management; Director of Arral & Partners	1998	59

Other Directors and Principal Occupation or Employment(1)
Otis Booth, Jr.(3) Private investments and ranching; Director of Clipper Fund, Inc.	1970	79

Craig Cadwalader(3) President and Director, Ardell Investment Company, investments; Director, M.H. Sherman Company	1994	62

John L. Goolsby(5) Private investments and real estate; Director of America West Holdings Corporation	1999	61

Norman Metcalfe(2)(4)(5) Real estate and investments; Director of The Ryland Group	1998	60

George G.C. Parker(3)(4) Dean Witter Distinguished Professor of Finance, Graduate School of Business, Stanford University; Director of Continental Airlines, Inc., Barclays Global Investors, and Affinity Group Holdings	1999	64

Kent G. Snyder(3)(5) Attorney at Law; Director of Pacific Premier Bancorp, Inc.	1998	66

Robert A. Stine(2)(5) President and Chief Executive Officer, Tejon Ranch Co.; Director of First Community Bancorp and The Bakersfield Californian	1996	56

Michael H. Winer(2) Portfolio Manager, Third Avenue Management LLC, investment management	2001	47

(1)	Except as set forth below, each of the directors has been engaged in his principal occupation described above during the past five years. There are no family relationships among any directors of the Company.

Mr. Goolsby served as President and Chief Executive Officer of The Howard Hughes Corporation, a real estate development company, from 1990 until his retirement in July 1998. Mr. Parker also served as Senior Associate Dean for Academic Affairs and Director of the MBA Program at Stanford from 1993 to 2001. Mr. Winer has served as a Portfolio Manager at Third Avenue Management LLC since August 2002, when it succeeded to the business operations of M.J. Whitman Advisers, Inc. and EQSF Advisers, Inc. Mr. Winer served as a Portfolio Manager at M.J. Whitman Advisers, Inc. and EQSF Advisers, Inc. since September 1998. Previously, he held other positions at EQSF Advisers, Inc. and certain of its affiliates since May 1994, including Senior Real Estate Analyst and Managing Director.

(2)	Member of Executive Committee.

(3)	Member of Audit Committee.

(4)	Member of Compensation Committee.

(5)	Member of Real Estate Committee.

The terms of Messrs. Calwalader, Parker and Stine expire at the 2004 Annual Meeting, and the terms of Messrs. Goolsby, Metcalfe, Snyder and Winer expire at the 2005 Annual Meeting.

Board of Directors and Committees

Standing committees of the Board of Directors include the Executive, Audit, Compensation, and Real Estate Committees. The major functions of each of these committees are described briefly below.

Except for certain powers which, under Delaware law, may be exercised only by the full Board of Directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company. The Executive Committee also functions as the Nominating Committee as needed. In this role, it periodically searches for and considers qualified candidates to serve on the Board of Directors. However, the nominees for director proposed by the Board of Directors are selected by the entire Board. The Committee will consider nominees for director recommended by stockholders. Any such recommendations should be submitted in writing to the Secretary of the Company at its principal office.

The Audit Committee acts on behalf of the Board of Directors in fulfilling the Board’s oversight responsibility relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board. The Charter of the Audit Committee was adopted and approved by the Board of Directors in 2000 and is attached as an Appendix to this Proxy Statement. Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

The Compensation Committee periodically reviews and either adjusts or recommends to the Board of Directors appropriate adjustments to the compensation arrangements for executive officers.

The Real Estate Committee reviews all activities and issues related to the Company’s real estate assets and opportunities. It receives and considers the analyses of the Company’s real estate staff. The Committee directs management on the direction that the Company’s real estate activities should take.

During 2002, there were five meetings of the Board of Directors, none of the Executive Committee, five of the Audit Committee, two of the Compensation Committee, and two of the Real Estate Committee. The Board of Directors has determined that the Audit Committee should meet quarterly in 2002 and future years. During 2002 all incumbent directors attended 75% or more of the aggregate total of such meetings of the Board of Directors and committees of the Board on which they served, except for Mr. Booth.

Director Compensation

Directors who are not employees of the Company receive an annual retainer of $24,000, a fee of $1,000 for attendance at any meeting of the Board, a fee of $1,000 for the first Committee meeting attended by such director on a day when the Board is not meeting and a fee of $500 per Committee meeting attended by such director on the day of a Board meeting or another Committee meeting. The fees are payable if the meeting was attended in person or by telephone conference call. The annual retainer is payable one-half in cash and one-half in stock options valued using the Black-Scholes method, unless the director elects to receive his entire retainer in stock options. If a director owns beneficially, or is affiliated with a person or entity which owns beneficially, 5% or more of the outstanding shares of the Common Stock of the Company, then that director may elect to receive his entire annual retainer in cash.

EXECUTIVE COMPENSATION

The following table shows the aggregate compensation paid on an accrual basis by the Company and its subsidiaries during 2002 and each of the two previous years to the Chief Executive Officer and to the four other executive officers of the Company who were most highly compensated in 2002.

SUMMARY COMPENSATION TABLE

Annual Compensation				Long Term Compensation		All Other Compensation(3) ($)
Name and Principal Position	Year	Salary(1) ($)	Bonus(1) ($)	Restricted Stock Awards(2) ($)	Securities Underlying Options (#)
Robert A. Stine	2002	350,000	200,000	0	100,000	3,500
President and Chief	2001	310,000	137,268	0	167,500	3,100
Executive Officer	2000	310,000	149,182	0	0	3,100

Dana C. Severy(4)	2002	225,000	90,000	0	25,000	562
Senior Vice President	2001	56,250	30,000	0	25,000	0

Allen E. Lyda	2002	170,000	77,500	0	25,000	1,700
Vice President, Chief	2001	170,000	49,419	0	39,000	1,700
Financial Officer, Treasurer and Assistant Secretary	2000	155,000	53,968	0	0	1,550

Dennis Mullins	2002	170,000	72,000	0	25,000	1,700
Vice President,	2001	170,000	61,081	92,354	46,000	1,700
General Counsel and	2000	155,000	55,493	0	0	1,550
Secretary

Joseph E. Drew(4)	2002	150,000	57,000	0	30,000	1,125
Vice President	2001	112,500	35,000	0	30,000	0

(1)	Amounts shown include salary earned and received by executive officers. The bonus amounts shown were accrued by the Company in the years shown but were received by the officers in January and February of the following years.

(1)	The amounts in this column represent the value of restricted stock granted under the 1998 Stock Incentive Plan based on the closing price of the Company’s Common Stock on the New York Stock Exchange on the date the issuance of the shares was authorized by the Board of Directors. The valuations of the shares in the table do not reflect the effect of the contingencies on the value of the shares when they were granted. The restrictions were removed in September 2001 when the contingencies were satisfied.

(3)	The amounts in this column include the matching contributions made by the Company under its 401(k) defined contribution plan, but do not include obligations incurred for the benefit of the officers’ Supplemental Executive Retirement Plans.

(4)	Mr. Severy commenced employment with the Company on September 4, 2001, and Mr. Drew commenced employment with the Company on March 19, 2001.

The Company has entered into an agreement with Mr. Stine providing for him to serve as President, Chief Executive Officer and a director of the Company. Although the agreement does not provide for a term of employment, Mr. Stine will be entitled to continuation of his salary for one year if the Company terminates his employment without cause. In addition such a termination would result in acceleration of the exercise dates of Mr. Stine’s stock options. The agreement also provides for customary perquisites.

The Company has entered into agreements with each of the officers named in the Summary Compensation Table providing each officer with specified severance benefits in the event the Company terminates his employment without cause, or the employee terminates his employment for good cause, within two years following, or prior to and in connection with or anticipation of, a change of control of the Company. “Change of control” is defined to mean a liquidation of the Company; a change in the identity of a majority of the directors on the Board (with certain exceptions); the acquisition by any person or group of beneficial ownership of 20% or more of the outstanding shares of Common Stock or voting power of the Company (with certain exceptions); or a transaction or series of transactions resulting in the sale of substantially all of the Company’s assets or the merger, consolidation or reorganization of the Company, unless control of the Company or a successor company that acquires the Company’s assets is substantially the same after the transaction (as defined). The severance benefits generally consist of the continuation (for up to 36 months for Mr. Stine and 30 months for the other officers, subject to certain limitations) of the employee’s salary and Company health and life insurance, the continuation for a substantially shorter period of time of applicable perquisites, including Company car, country club membership and/or Company housing, and the acceleration of the exercise dates of all outstanding options to purchase capital stock of the Company.

Stock Options

The Company had a 1992 Stock Option Plan providing for the granting of options to purchase a maximum of 230,000 shares of Common Stock. New stock option grants could no longer be made under the 1992 Stock Option Plan after March 2002, and no options were granted under the 1992 Stock Option Plan in 2002. Options to purchase 74,297 shares remain outstanding under this plan as of December 31, 2002. The Company has a 1998 Stock Incentive Plan providing for the granting of awards, including stock options, with respect to a maximum of 1,600,000 shares of Common Stock. During 2002 options were granted to the officers named in the Summary Compensation Table under the 1998 Stock Incentive Plan to purchase shares as shown in the table below.

OPTION GRANTS IN LAST FISCAL YEAR

Name	Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price (per share)(1)	Expiration Date	Grant Date Present Value(2)
Robert A. Stine	100,000	38%	$27.66	12/2/12	$936,000
Dana C. Severy	25,000	10%	$27.66	12/2/12	$234,000
Allen E. Lyda	25,000	10%	$27.66	12/2/12	$234,000
Dennis Mullins	25,000	10%	$27.66	12/2/12	$234,000
Joseph E. Drew	30,000	11%	$27.66	12/2/12	$280,800

(1)

The options granted in 2002 become exercisable as to 20% of the shares on the first through fifth, inclusive, anniversaries of the date of grant. The term of the options is ten years. If the option holder leaves the employ of the Company for any reason other than death of disability, the options terminate three months after such termination of employment and are exercisable during that period only to the extent that they were exercisable on the date of termination of employment. In the case of termination of employment as a result of death or disability, the options terminate one year after such death or disability and are exercisable during that period only to the extent they were exercisable on the date of death or disability. The exercise dates of the options accelerate in the event of a “change of control,” which is defined to include a merger, consolidation, transfer of all or substantially all assets, or the issuance or transfer of stock or other transactions or series of related transactions as a result of which persons or entities other than the stockholders of the Company immediately before the transaction or transactions own at least 80% of the voting stock of the Company or its successor immediately after the transaction or transactions.

(2)	Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The grant date present value of these options was estimated with the following weighted average assumptions for 2002: Risk-free interest rate of 5.00%; dividend rate of 0%; volatility factor of the expected market price of the Company’s common stock of .27; and a weighted average expected life of the options of 5 years from the option grant date.

The following table shows the number of shares issued upon exercise of options in 2002 and the number of shares subject to exercisable and nonexercisable stock options outstanding at December 31, 2002, and held by executive officers named in the preceding Summary Compensation Table.

OPTION EXERCISES AND YEAR-END VALUE TABLE

Name	Shares Acquired on Exercise(#)	Valued Realized ($)	Number of Unexercised Options at Fy-end(#) Exercisable/ Unexercisable	Value of Unexercised In-the-money Options at Fy-end($)(1) Exercisable/ Unexercisable
Robert A. Stine	25,703	$313,272	239,479/378,455	$2,280,538/$2,392,62333
Dana C. Severy	0	0	5,000/45,000	$30,750/$174,000
Allen E. Lyda	0	0	41,968/92,978	$310,208/$575,886
Dennis Mullins	11,310	$171,258	40,168/93,778	$294,375/$573,666
Joseph E. Drew	0	0	6,000/54,000	$36,900/$208,800

(1)	Market value of underlying securities at year end, minus the exercise price of options.

Pension Plan

The Company contributes each year to a Pension Plan for most of its employees the amount necessary to fund the Plan on an actuarially sound basis. The amounts of these annual contributions are not included in the compensation table above. Pension benefits to be received from the Plan upon retirement are determined by an employee’s five year final average annual compensation, length of service with the Company and age at retirement, subject to certain limitations imposed on a qualified retirement plan by the Internal Revenue Code.

In 1991 the Company adopted a Supplemental Executive Retirement Plan (the “SERP”) in order to restore to executives designated by the Compensation Committee of the Board of Directors the full benefits under the Pension Plan which would otherwise be restricted by certain limitations now imposed under the Internal Revenue Code. The SERP is unfunded, but the associated liability has been accrued and will be reflected on the Company’s financial statements. No benefits under the Pension Plan or the SERP become vested until the earlier of (a) the participant’s attainment of age 65 or (b) the completion of five or more years of vesting service (as defined under the Pension Plan). With respect to the SERP, an executive can become vested upon the incurrence of a total and permanent disability while employed by the Company as determined by the Board of Directors or the Compensation Committee. The Compensation Committee also has the power to grant a participant vested status with respect to the SERP even if he does not meet the foregoing requirements. In December 1999 the SERP was amended to give Mr. Stine credit for 1.875 years of service for each year of actual service, to allow him to receive benefits calculated on the basis of up to 30 years of service instead of the 25-year maximum applicable to other participants and to impose an overall formula limit on his maximum monthly retirement benefit. Under the amendment, if Mr. Stine remains in the employ of the Company and retires at age 65, he would receive benefits based upon 30 years of service.

The table below illustrates the amount of annual pension benefits payable under the Plan (as increased by amounts payable to eligible executives under the SERP) to persons in particular classifications who work to the normal retirement age of 65.

Five Year Final Average Annual Compensation	Years of Service
	10	20	25	30 or more
$100,000	$12,277	$24,554	$30,693	$36,831
150,000	20,527	41,054	51,318	61,581
*200,000	28,777	57,554	71,943	86,331
250,000	37,027	74,054	92,568	111,081
300,000	45,277	90,554	113,193	135,831
350,000	53,527	107,054	133,818	160,581
400,000	61,777	123,554	154,443	185,331
450,000	70,027	140,054	175,068	210,081
500,000	78,277	156,554	195,693	234,831
550,000	86,527	173,054	216,318	259,581
600,000	94,777	189,554	236,943	284,331

*	Current maximum annual compensation limit for all qualified plan benefit calculation purposes. (IRC 401(a)(17)).

For purposes of pension benefits, earnings consist of compensation determined in the manner reflected in the preceding Summary Compensation Table, except that for pension benefit purposes, bonuses are included in the year paid instead of in the year accrued and amounts under “All Other Compensation” are not counted. The benefits presented are straight life annuity amounts and are determined based on the benefit formula required by the Plan, which conforms to the regulations of the Internal Revenue Service and ERISA. The benefits presented reflect deductions for Social Security as required by the Plan. The amounts of compensation for 2002 that could affect the five-year final average annual compensation of the executives named in the Summary Compensation Table if they retire are: Mr. Stine – $490,851; Mr. Severy – $255,338; Mr. Mullins – $233,663; Mr. Lyda – $223,120; and Mr. Drew – $189,410. The credited years of service under the Plan and the SERP as of December 31, 2002, for those named in the Summary Compensation Table are: Mr. Stine – 11.25 years, Mr. Severy – 1 year, Mr. Mullins – 9 years, Mr. Lyda – 12 years, and Mr. Drew – 1 year. All employees having one year in service with the Company participate in the Plan, including all current officers of the Company.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

The policies recommended by the Compensation Committee and adopted by the Board of Directors for determining the compensation of executive officers for 2002 were essentially the same as for 2001 with total compensation consisting of three components: salary, cash bonuses and stock options. The percentages of total compensation represented by salary, bonuses and stock options for 2002 were determined by the Committee and the Board. Among the factors considered by the Committee and the Board was a 1999 study provided by an independent consultant as well as information from other outside sources and input from individual members of the Committee and the Board. No specific formulas were used to determine the relative mix of the three forms of compensation, although guidelines for the mix provided by the independent consultant affected the final decisions of the Committee and the Board.

The salaries for all executives named in the Summary Compensation Table above remained the same for 2002 as they were for 2001, except for Mr. Stine and Mr. Drew. The salary for Mr. Stine was increased from $310,000 to $350,000, which reflected the Committee’s favorable evaluation of his performance and also the fact that his salary had not been increased since 1999. The increase for Mr. Drew from $135,000 to $150,000 reflected both the Committee’s favorable evaluation of his performance and the Committee’s belief that his salary was below what other companies were paying for comparable positions.

For 2002 Mr. Stine had the opportunity to earn bonus compensation ranging from 22% to 79% of his base salary. The comparable range for all the other officers was from 19% to 57%. Eighty percent of the maximum bonus Mr. Stine could earn was based upon the extent to which he achieved a number of individual performance objectives relating to business development, operations and staffing and organization of the Company, and 20% was based upon the pre-tax income of the Company. Overall, Mr. Stine earned 72% of the maximum bonus that could be earned.

For Dennis Atkinson, Vice President-Agriculture, Mr. Drew, and Jeffrey Warren, Vice President-Property Management and Ranch Operations, the portion of the maximum bonus that could be earned by each of them based upon their individual performance objectives was 50%, the portion based upon the revenues and income of the part of the Company operations managed by them was 40% and the portion based upon Company revenues and income was 10%. For Mr. Severy, these portions were 55%, 35% and 10%, respectively. For Mr. Lyda, whose performance does not relate to any particular part of the operations of the Company, 60% of the bonus was based upon achieving individual performance objectives and 40% was based upon the Company’s revenues and income. For Mr. Mullins, whose performance also does not relate to any particular part of the operations of the Company, those percentages were 80% and 20%, respectively. For Mr. Severy and Mr. Drew, 2002 was their first full year of employment, and the significant increases in their bonuses over the contracted amounts for 2001 reflected that fact as well as the extent to which their bonus performance criteria were satisfied.

The Company has adopted a long-term compensation plan that contemplates the granting of stock options on a periodic basis in the discretion of the Board of Directors pursuant to the Company’s 1998 Stock Incentive Plan. The Committee believes that stock options are a desirable form of long-term compensation because they align the interests of the executives with those of the stockholders. For 2002 the Committee recommended, and the Board approved, the granting of options to purchase an aggregate of 205,000 shares of Common Stock of the Company to the five executive officers named in the Summary Compensation Table. Of that amount 100,000 shares were subject to the options granted to Mr. Stine. For 2001, these five officers were granted options to purchase 188,000 shares, including options for 90,000 shares to Mr. Stine. The amounts shown in the Summary Compensation Table for 2001 also include options granted in January 2001 for 2000. The number of shares subject to options granted to each executive reflects the nature of his duties as well as a subjective evaluation of the executive’s performance and/or potential.

Robert C. Ruocco (Chairman), Dan T. Daniels, Norman Metcalfe,

George G.C. Parker, Geoffrey L. Stack

Members of the Compensation Committee

Performance Graph

The following graph is a comparison of cumulative total shareowner returns for the Company, the Dow Jones Equity Market Index, and the Dow Jones Real Estate Index for the period shown.

- ASSUMES $100 INVESTED ON DECEMBER 31, 1997

- TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS

- FISCAL YEAR ENDING DECEMBER 31

	1998	1999	2000	2001	2002

TEJON RANCH	-18.31%	17.75%	-18.99%	24.27%	24.22%

DJ EQUITY MKT	27.34%	20.37%	-9.27%	-20.08%	-31.36%

DJ REAL ESTATE	-22.54%	-6.83%	27.52%	11.80%	3.63%

The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Performance Graph will not be deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Performance Graph by reference.

The Dow Jones Real Estate Index, for the most part, includes companies which have revenues substantially greater than those of the Company. The Company is unaware of any industry or line-of-business index that is more nearly comparable.

INDEPENDENT PUBLIC ACCOUNTANTS

Ernst & Young LLP has been selected by the Board of Directors to serve as the Company’s independent public accountants for the year 2003 and served in that capacity for the year ended December 31, 2002. Representatives of Ernst & Young LLP are expected to be present at the meeting and will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Audit Fees.    The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the year ended December 31, 2002 and for the reviews of the financial statements included in the Company’s Forms 10-Q for that year were $106,500.

All Other Fees.    The aggregate fees billed by Ernst & Young LLP for all other services not referred to above for the year ended December 31, 2002 were $81,251.

The Audit Committee of Board of Directors considered whether the provision of the services referred to above under the heading “All Other Fees” is compatible with maintaining the independence of Ernst & Young LLP.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee reviewed the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has also considered whether the independent auditors’ providing of non-audit services to the Company is compatible with their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 as filed with the Securities and Exchange Commission.

Kent G. Snyder (Chairman), Craig Cadwalader,

George G.C. Parker, Robert C. Ruocco and Geoffrey L. Stack

Members of the Audit Committee

OTHER

Financial Information.    Both of the Company’s Annual Report to Stockholders and the Company’s Annual Report on Form 10-K (including the financial statements and financial statement schedules but without exhibits) as filed with the Securities and Exchange Commission accompany this Proxy Statement. Both reports may be obtained without charge by calling or writing Corporate Secretary, Tejon Ranch Co., Post Office Box 1000, Lebec, California 93243, (661) 248-3000.

Stockholder Proposals.    A stockholder’s proposal will be considered at the 2003 Annual Meeting of Stockholders only if the stockholder provides timely notice of such proposal in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 30 days nor more than 60 days prior to the meeting as originally scheduled, but if less than 40 days notice or prior public disclosure of the date of the meeting is given or made to the stockholders, then the notice must be received not later than the close of business on the 10th day following the day on which the Notice of Annual Meeting of Stockholders was mailed. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the Annual Meeting (i) a brief description of the business desired to be brought before the Annual Meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. To be considered for inclusion in the proxy statement for the 2004 Annual Meeting, stockholder proposals are required to be delivered to the Company on or before December 12, 2003.

Other Business.    Management does not know of any matter to be acted upon at the meeting other than those described above, but if any other matter properly comes before the meeting, the persons named on the enclosed proxy will vote thereon in accordance with their best judgment.

Stockholders are urged to sign and return their proxies without delay.

For the Board of Directors,

DAN T. DANIELS, Chairman of the Board

DENNIS MULLINS, Secretary

April 8, 2003

APPENDIX

TEJON RANCH CO.

AUDIT COMMITTEE CHARTER

Organization

The audit committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom is independent of management and the Company. The board of directors shall also designate one member as the “Chair.” Members of the committee shall be considered independent only if they have no relationship that may interfere with the exercise of their independence from management and the Company and if they meet the restrictions set forth in Section 303.01(B)(3) of the New York Stock Exchange Rules. All committee members shall be financially literate or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise. The independence, financial literacy and accounting or related financial management expertise of committee members shall be determined by the board of directors in the exercise of its business judgment.

Responsibilities and Processes

The primary responsibility of the audit committee is to act on behalf of the board of directors in fulfilling the board’s oversight responsibility relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, and management of the Company. The policies and procedures of the committee in carrying out its responsibilities shall remain flexible in order to best react to changing conditions and circumstances. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

•	The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representative of the Company’s stockholders. The committee and the board of directors shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The committee shall be responsible for ensuring that the independent auditors submit on a periodic basis to the committee a formal written statement delineating all relationships between the independent auditors and the Company. In addition the committee shall engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and the committee shall be responsible for recommending that the board of directors take appropriate action in response to the independent auditors’ reports to satisfy itself of the independent auditors’ independence. Annually, the committee shall review and recommend to the board the selection of the Company’s independent auditors.

•

The committee shall discuss with the independent auditors the overall scope and plans for their audits including the scope, timing, adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs. Further, at least once annually, the committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

•	The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of these discussions.

•	The committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockeholders if distributed prior to the filing of Form 10-K), including the judgment of management and the independent auditors about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

•	The committee shall review and reassess the adequacy of the charter at least annually and make recommendations to the board of directors as to any changes in the charter.

•	The committee shall report committee actions to the board of directors with such recommendations as the committee may deem appropriate.

TEJON RANCH CO. PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 8, 2003, and hereby appoints DAN T. DANIELS and ROBERT A. STINE as proxies (each with full power to act in the absence of the other, and each with full power of substitution), to represent and to vote all shares of Common Stock of Tejon Ranch Co. held of record by the undersigned on March 19, 2003, at the Annual Meeting of Stockholders to be held on May 13, 2003, or any adjournment or postponement thereof.

In their discretion, the proxies are authorized to vote upon such other business as properly may come before the meeting.

(Continued on reverse side)

PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE

TEJON RANCH CO.

Annual Meeting of Stockholders

May 13, 2003, 9:30 a.m.

Hyatt Regency Irvine

17900 Jamboree Boulevard

Irvine, California

[reservse side]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS LISTED BELOW.

1. ELECTION OF THREE DIRECTORS (Class I)	☐FOR all nominees listed below (except as written to the contrary below)	☐WITHHOLD AUTHORITY to vote for ALL nominees listed

DAN T. DANIELS, ROBERT C. RUOCCO AND GEOFFREY L. STACK.

(Instruction: to withhold authority to vote for any individual nominee write in the nominee’s name in the space below.)

Date

Signature(s)
Signature(s)

VOTE BY INTERNET OR TELEPHONE OR MAIL

24 Hours a Day, 7 Days a Week

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet

http://www.eproxy.com/trc Use the internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone

1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Internet and telephone voting is available through 11 p.m. Eastern time the day prior to the Annual Meeting.

If you vote your proxy by internet or by telephone,

you do NOT need to mail back your proxy card.